Exhibit 10.31

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Name and Position	Fiscal 2008 Base Salary ($)	Fiscal 2009 Base Salary ($)	Fiscal 2008 Bonus ($)
Peter D. Meldrum President and Chief Executive Officer	727,000	800,000	725,000
Gregory C. Critchfield, M.D. President, Myriad Genetic Laboratories, Inc.	500,000	550,000	400,000
Adrian N. Hobden, Ph.D. President, Myriad Pharmaceuticals, Inc.	500,000	535,000	400,000
Jay M. Moyes (2) Chief Financial Officer	380,000	—	—
James S. Evans Chief Financial Officer	300,000	375,000	165,000
Mark H. Skolnick, Ph.D. (1) Chief Scientific Officer	500,000	520,000	150,000

(1)	Dr. Skolnick is compensated on an hourly basis. Base salary information reflects an annualized salary based on 2080 hours worked in a fiscal year. Actual amounts paid to Dr. Skolnick may vary significantly depending on the actual number of hours worked.
(2)	Effective on November 1, 2007 Mr. Moyes retired from the Company as Chief Financial Officer and Treasurer.